UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 12, 2016
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Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	I.R.S. Employer Identification No.

001-31303	BLACK HILLS CORPORATION (A South Dakota Corporation) 625 Ninth Street Rapid City, South Dakota 57701 Telephone 605.721.1700	46-0458824
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information required by this item is included in Item 2.03.

Item 1.02 Termination of a Material Definitive Agreement.

On February 12, 2016, we terminated the Bridge Term Loan Credit Agreement, dated as of August 6, 2015, among Black Hills Corporation, the Borrower, the Banks party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Bridge Credit Agreement”). The Bridge Credit Agreement was put in place to finance the acquisition of SourceGas Holdings LLC (“SourceGas”), if needed. As described under Item 2.01 below, we financed the SourceGas acquisition by the issuance of debt and equity.

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously disclosed on Form 8-K filed on July 14, 2015, our subsidiary, Black Hills Utility Holdings, Inc. (“BHUH”) entered into a definitive agreement to acquire SourceGas Holdings LLC (“SourceGas”) from investment funds managed by Alinda Capital Partners and GE Unit (NYSE:GE) GE Energy Financial Services. On February 12, 2016, the purchase was completed for total consideration of approximately $1.89 billion, including assumption of $760 million of debt. The transaction was financed by equity common shares and equity units issued November 23, 2015, a debt offering completed January 13, 2016, and short-term borrowings.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As stated under Item 2.01 above, on February 12, 2016, we completed the purchase of SourceGas. As part of that transaction, we assumed $760 million of SourceGas debt and amended and restated the Term Loan described below to be substantially the same terms as our existing Corporate Revolver and Term Loan. A summary of the terms of the debt follows:

Obligor	Description	Year Due	Interest	Interest Rate	Amount Outstanding

SourceGas LLC	Senior Notes, unsecured	2017	Fixed	5.90%	$325,000,000
Black Hills Corporation	Term Loan, unsecured(a)	2017	Variable	LIBOR+0.875%	340,000,000
SourceGas Holdings LLC	Senior Secured Notes, unsecured(b)	2019	Fixed	3.98%	95,000,000
					$760,000,000

(a)	Interest rate is LIBOR plus 0.875%. As of February 12, 2016 the effective applicable interest rate was approximately 1.30% per annum.

(b)	Required to be ratably secured if SourceGas Holdings LLC incurs other secured indebtedness.

Item 7.01 Regulation FD Disclosure.

On February 12, 2016, we issued a press release announcing that our non-regulated subsidiary, Black Hills Electric Generation, LLC signed a definitive agreement to sell a 49.9 percent member equity interest in Black Hills Colorado IPP, LLC for $215 million to AIA Energy North America LLC, an infrastructure investment platform managed by Argo Infrastructure Partners (the “Colorado IPP Sale”). The sale is expected to close in April 2016, pending approval by the Federal Energy Regulatory Commission. Proceeds from the sale will be used to pay down short-term debt and for other corporate purposes.

Certain information discussed in this Current Report on Form 8-K includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Form 8-K that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, including the expected closing date of the Colorado IPP Sale. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2014 Annual Report on Form 10-K, as amended by Form 10-K-A filed on August 7, 2015, Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and other reports we file with the SEC from time to time.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired
The financial statements required by this item are not included with this initial report. The required financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information
The pro forma financial statements required by this item are not included with this initial report. The required pro forma financial statements will be filed by amendment as soon as practicable, but not later than 71 days after the date this Current Report on Form 8-K was required to be filed.

(d)	Exhibits
	99.1	Press Release dated February 12, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK HILLS CORPORATION, Registrant

By: /s/ Richard W. Kinzley
Richard W. Kinzley
Senior Vice President
and Chief Financial Officer

Date: February 12, 2016